Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “KUBIENT, INC. ”, FILED IN THIS OFFICE ON THE SIXTH DAY OF AUGUST, A. D. 2020, AT 8:18 O’CLOCK A.M.

6339825 8100	Authentication: 203418350
SR# 20206605730	Date: 08-06-20

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 08:18 AM 08/06/2020 FILED 08:18 AM 08/06/2020 SR 20206605730 - File Number 6339825	AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF KUBIENT, INC.

Kubient, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") does hereby certify as follows:

1.            The name of the corporation is Kubient, Inc. (the "Corporation"). The Corporation was originally incorporated in the State of Delaware on May 24, 2017 pursuant to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on that date.

2.  This Amended and Restated Certificate of Incorporation has been adopted by the Corporation and its stockholders pursuant to Section 242 and Section 245 of the General Corporation Law of the State of Delaware.

3.  The Certificate of Incorporation of the Company is hereby amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed this 6th day of August, 2020.

KUBIENT, INC.

/s/ Paul Roberts
Name: Paul Roberts
Title: President and Chief Operating Officer

EXHIBIT A

Amended and Restated Certificate of Incorporation

See attached.

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
KUBIENT, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

ARTICLE I
NAME OF THE CORPORATION

The name of the corporation is Kubient, Inc. (the "Corporation")

ARTICLE II
REGISTERED AGENT

The address of the Corporation's registered office in the State of Delaware is 614 N Dupont Hwy, Suite 210, Dover, DE 1990, Kent County. The name of its registered agent at such address is TRAC - The Registered Agent Company.

ARTICLE III
PURPOSE

The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which a corporation may be incorporated under the General Corporation Law of the State of Delaware as now or hereafter in effect (the "DGCL").

ARTICLE IV
CAPITAL STOCK

A.             The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 100,000,000, consisting of 95,000,000 shares of common stock, par value $0.00001 per share (the "Common Stock"), and 5,000,000 shares of preferred stock, par value $0.00001 per share (the "Preferred Stock"). Effective as of the filing of this Amended and Restated Certificate of Incorporation of the Corporation (the "Effective Time"), each nine (9) shares of Common Stock issued and outstanding at such time shall be combined into one (1) share of Common Stock (the "Reverse Stock Split"). The par value of the Common Stock following the Reverse Stock Split shall remain $0.00001 per share. No fractional shares will be issued in connection with the Reverse Stock Split, and any such fractional share of Common Stock shall be rounded down to the nearest whole share and cancelled on the books of the Company without any further act or approval required by such stockholder of the Company. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an "Old Certificate") shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

B.             Except as otherwise required by law, as provided in this Certificate of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the "Board of Directors") with respect to any series of the Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by such stockholder. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.

C.             The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more classes or series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such class or series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board of Directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

(a)                 the distinctive designation of such class or series and the number of shares to constitute such class or series;

(b)                the dividend rate or rates on the shares of that class or series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that class or series;

(c)                 the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(d)                the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(e)                 the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(f)                  whether the class or series will have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(g)                limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(h)                any other relative rights, preferences, and limitations of that class or series.

ARTICLE V
AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon the stockholders herein are granted subject to this right; provided however, that notwithstanding any other provision of this Certificate of Incorporation or applicable law that might permit a lesser vote or no vote and in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/31%) of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal, or adopt any provisions inconsistent with this Article V or Articles VI through XI of this Certificate of Incorporation.

ARTICLE VI
LIMITATION OF LIABILITY; INDEMNIFICATION

A.             Limitation of Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this Article VIA. shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

B.              Indemnification. The Corporation shall indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended from time to time any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise, against expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement (if such settlement is approved in in writing in advance by the Corporation, which approval shall not be unreasonably withheld) actually and reasonably incurred by such person in connection with such action, suit or proceeding. Any amendment, repeal, or modification of this Article VI.B. shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

C.              Amendment or Repeal. Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment or repeal.

ARTICLE VII
BOARD OF DIRECTORS

A.             General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B.              No Cumulative Voting. No cumulative voting shall be allowed in the election of directors or any other matter submitted to a vote of the stockholders.

C.              Number of Directors. The number of directors which constitutes the Board of Directors shall be fixed from time to time in the manner set forth in the bylaws of the Corporation.

D.             Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, may be filled by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director's death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

E.              Election by Written Ballot. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

F.              Removal of Directors. The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then-outstanding voting securities of the Corporation, voting together as a single class, shall be required to remove any director of the Corporation from such position.

ARTICLE VIII
BYLAWS

A.             In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the bylaws without any action on the part of the stockholders.

B.             The stockholders shall also have the power to adopt, amend, alter, or repeal the bylaws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE IX
FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action or proceeding asserting a claim of or based on breach of a fiduciary duty owed by any current or former directors, officers, or other employees or stockholders to the Corporation or the Corporation's stockholders, (c) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or bylaws (as either might be amended from time to time), or (d) any action or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. For the avoidance of doubt, this forum selection clause will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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